Exhibit (j)(6)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Valued Advisers Trust. Such reference appears in the Geier Strategic Total Return Fund’s Statement of Additional Information under the heading “Independent Registered Public Accounting Firm.”

BBD, LLP
Philadelphia, Pennsylvania
December 14, 2010